EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in Registration Statement Nos. 333-102509 and 333-109809 and on Form S-8 of PDF Solutions, Inc. of our reports dated March 15, 2004 (which include an explanatory paragraph regarding a change in method of accounting for goodwill and intangibles) appearing in this Annual Report on Form 10-K of PDF Solutions, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 15, 2004